Exhibit 99.1

Escalade Reports Third Quarter 2016 Results

- Third quarter sales of $38.8 million, up 12% from prior year

- Diluted earnings per share of $0.30, up 114% from prior year

- Company declared a quarterly dividend of $0.11 per share

EVANSVILLE, Ind., Oct. 27, 2016 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net sales for the third quarter of 2016 were $38.8 million, or 12% higher compared to net sales of $34.6 million for the same quarter in 2015. Acquisitions completed in 2015 and 2016 as well as new product offerings introduced into the market during 2016 are the primary drivers for the increase in sales. Continued softness within the archery category partially offset these increases.

Gross margin ratio for the third quarter of 2016 remained relatively flat at 27% compared to the same period in 2015.

Selling, general and administrative expenses (SG&A) were $4.6 million for the quarter compared to $6.9 million for the same period in 2015, a decrease of $2.3 million. As a percentage of sales, SG&A for the third quarter of 2016 decreased to 12% from 20% reported for the same period in 2015. SG&A was favorably impacted by the recognition of a gain of approximately $1.9 million on the sale of our Wabash, IN land and building. One-time expenses of $0.4 million unfavorably impacted SG&A during the third quarter of 2016. SG&A, excluding the gain recognized on the Wabash, IN sale and one-time expenses incurred during the quarter, decreased $0.8 million during the third quarter of 2016 compared to the same period in 2015.

Other income for the third quarter of 2016 decreased due to operating results of the Company's 50% ownership in STIGA, a Swedish entity.

Net income for the third quarter of 2016 was $4.2 million, or $0.30 diluted earnings per share compared to net income of $2.0 million or $0.14 diluted earnings per share for the same quarter in 2015.

The Company announced a quarterly dividend of $0.11 per share would be paid to all shareholders of record on December 12, 2016 and disbursed on December 19, 2016.

"Our growth strategy through acquisitions and internally developed product continues to work, as we showed revenue growth of over 12% in the quarter," stated Dave Fetherman, President and Chief Operating Officer of Escalade, Inc. "We also did a great job of managing expenses, resulting in a reduction of over $0.8 million of SG&A within the quarter. Excluding the gain recognized on the Wabash, IN sale and one-time expenses incurred during the quarter, income before taxes would have been $4.2 million for the quarter, an increase of $1.3 million, or 45% compared to prior year. We are committed to growing our operating income, despite challenging market conditions."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries Consolidated Condensed Statements of Operations (Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Nine Months Ended
All Amounts in Thousands Except Per Share Data	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015

Net sales	$38,793	$34,584	$121,824	$111,798

Costs and Expenses
Cost of products sold	28,505	25,156	87,793	78,336
Selling, administrative and general expenses	4,583	6,905	21,256	21,018
Amortization	376	650	1,963	2,127

Operating Income	5,329	1,873	10,812	10,317

Other Income (Expense)
Interest expense	(211)	(108)	(631)	(340)
Equity in earnings of affiliates	573	1,069	749	2,080
Other income	35	39	168	276

Income Before Income Taxes	5,726	2,873	11,098	12,333

Provision for Income Taxes	1,483	845	3,068	3,586

Net Income	$ 4,243	$ 2,028	$ 8,030	$ 8,747

Earnings Per Share Data:
Basic earnings per share	$ 0.30	$ 0.14	$ 0.56	$ 0.62
Diluted earnings per share	$ 0.30	$ 0.14	$ 0.56	$ 0.61

Dividends declared	$ 0.11	$ 0.11	$ 0.33	$ 0.32

Consolidated Condensed Balance Sheets

All Amounts in Thousands Except Share Information	October 1, 2016	December 26, 2015	October 3, 2015
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 4,306	$ 1,982	$ 2,701
Receivables, less allowance of $554; $1,086; and $885; respectively	37,034	38,984	31,407
Inventories	42,936	25,862	40,337
Prepaid expenses	2,492	2,534	2,134
Deferred income tax benefit	1,553	1,543	949
Prepaid income tax	952	1,910	1,699
Other current assets	395	--	--
TOTAL CURRENT ASSETS	89,668	72,815	79,227

Property, plant and equipment, net	13,665	14,363	13,848
Intangible assets, net	21,221	16,868	17,517
Goodwill	21,456	20,047	20,142
Investments	19,268	19,644	18,799
Other assets	--	--	5
TOTAL ASSETS	$165,278	$143,737	$149,538

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable	$ 30,686	$ 19,776	$ 27,963
Current portion of long-term debt	1,405	1,810	1,810
Trade accounts payable	9,726	2,547	6,630
Accrued liabilities	10,342	14,174	12,430
TOTAL CURRENT LIABILITIES	52,159	38,307	48,833

Other Liabilities:
Long-term debt	5,313	1,750	1,750
Deferred income tax liability	7,166	7,200	5,031
TOTAL LIABILITIES	64,638	47,257	55,614
Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,301,959; 14,179,844; and 14,125,935; shares respectively	14,302	14,180	14,126
Retained earnings	89,582	85,478	83,064
Accumulated other comprehensive loss	(3,244)	(3,178)	(3,266)
TOTAL STOCKHOLDERS' EQUITY	100,640	96,480	93,924
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$165,278	$143,737	$149,538

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